Free Writing Prospectus pursuant to Rule 433 dated July 2, 2026

Registration Statement No. 333-284538

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due August 2, 2030

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market measure:	SPDR® Gold Trust (the “underlier”)
Pricing date:	expected to be July 30, 2026
Issue date:	expected to be August 4, 2026
Calculation day:	expected to be July 30, 2030
Stated maturity date:	expected to be August 2, 2030
Starting price:	the fund closing price of the underlier on the pricing date
Ending price:	the fund closing price of the underlier on the calculation day
Underlier return:	ending price – starting price starting price
Maximum return:	at least 36.50% of the face amount per note (at least $365.00 per note)

* assumes a maximum return of 36.50% of the face amount per note ($365.00 per note).

If the ending price is less than the starting price, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated July 2, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated July 2, 2026
●
WFS product supplement no. 10 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

Upside participation rate:	100%
Payment amount at maturity (for each $1,000 face amount of your notes):
●
if the ending price is greater than the starting price: $1,000 plus the lesser of:

(i) $1,000 × underlier return × upside participation rate; and

(ii) the maximum return; or

●
if the ending price is less than or equal to the starting price: $1,000

Underwriting discount:

up to 3.825% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.825% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.75% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

CUSIP:	40054XDF2
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.20% of the aggregate face amount of the notes sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 10 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 10 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 10 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 10, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 10, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 10, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Notes Is Not Linked to the Price of the Underlier at Any Time Other Than the Calculation Day
▪
You May Receive Only the Face Amount of Your Notes at Maturity
▪
Your Notes Do Not Bear Interest
▪
The Potential for the Value of Your Notes to Increase Will Be Limited
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Underlier

▪
The Policies of the Underlier’s Investment Advisor Could Affect the Amount Payable on Your Notes and Their Market Value
▪
Except to the Extent GS&Co., WFS and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underlier, There Is No Affiliation Between the Underlier Investment Advisor and Us
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier Is Subject to Custody Risks

▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes
▪
The Underlier Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Value of the Shares of the Underlier Relates Directly to the Value of the Gold Held by the Underlier and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in the Underlier’s Shares
▪
Fees and Expenses Payable by the Underlier Are Charged Regardless of Profitability and May Result in a Depletion of its Assets
▪
Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the Underlier Shares
▪
The Amount of Gold Represented by the Shares of the Underlier Will Continue to Be Reduced During the Life of the Underlier Due to the Underlier’s Expenses
▪
Termination or Liquidation of the Underlier Could Adversely Affect the Value of the Notes

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.